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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.   20549

                                 FORM 12B-25

                         NOTIFICATION OF LATE FILING


                                             SEC FILE NUMBER
                                             811-6035
                                             CUSIP NUMBER
                                             470120-10-6

(Check One):( )Form 10-K( )Form 20-F( )Form 11-K( )Form 10-Q(X) FORM N-SAR

     For  Period Ended:  9-30-95
                         -------
     ( )  Transition Report on Form 10-K
     ( )  Transition Report on Form 20-F
     ( )  Transition Report on Form 11-K
     ( )  Transition Report on Form 10-Q
     (X)  Transition Report on Form N-SAR
     For the Transition Period Ended:________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


_______________________________________________________________

PART I - REGISTRANT INFORMATION

Jakarta Growth Fund, Inc.
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Full Name of Registrant

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Former Name if Applicable

180 Maiden Lane
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Address of Principal Executive Office (Street and Number)

New York, New York  10038-4936
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City, State and Zip Code





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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

Terence P. Brennan              212               509-7893
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      (Name)                (Area Code)      (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                              (X) Yes      (  ) No

_______________________________________________________________

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                              (X) Yes      (  ) No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

_______________________________________________________________

                          JAKARTA GROWTH FUND, INC.
                      ----------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     11/30/95           By      /s/ John F. Wallace
    ---------------------      -------------------------------
                                John F. Wallace, Treasurer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative s authority to sign on behalf of the registrant shall be filed with the form.